Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Reports Record Annual Net Revenues of $25.8 Million for Fiscal Year ended September 30, 2009
Friday, December 18, 8:00 am ET
Fourth Quarter Revenue was $7.7 million, Equating to a Run Rate of $30.4 Million
STUART, FL—(MARKET WIRE)—December 18, 2009 — Liberator Medical Holdings, Inc. (OTCBB:LBMH.OB — News) announces net revenues for fiscal year 2009 of $25,818,000, representing an increase of $16,268,000, or 170.3% compared with fiscal year 2008. The increase in sales occurred in the mail order segment of its business. The increase was due to a substantial direct-response advertising campaign to obtain new mail order customers.
The Company reported gross profit for fiscal year 2009 of $16,768,000, representing an increase of $10,657,000, or 174.4% compared with fiscal year 2008. As a percentage of sales, gross profit improved by 0.9% to 64.9% of sales for fiscal year 2009 compared to 64.0% of sales for fiscal year 2008. The increase in profit margins is primarily the result of vendor price reductions and/or discounts due to increased sales volumes.
The Company reported net income of $2,222,000 ($0.07 per share) for the fiscal year ended September 30, 2009, an increase of $3,531,000 compared to a net loss of $1,309,000 for the fiscal year ended September 30, 2008. During fiscal year 2009, cash provided by operating activities was $1,712,000.
For the fourth fiscal quarter 2009, the Company reported net revenues of $7,698,511, representing an increase of $3,447,670 or 81% over fourth fiscal quarter 2008 net revenues of $4,250,841. During the fiscal fourth quarter, the Company reported net income of $1.087 million ($0.03 per share), compared to net income of $133,000 ($0.01 per share) for the fiscal fourth quarter 2008, an increase of $954,000 or 717%.
The Company invested $4,191,000 in direct-response advertising during fiscal year 2009, representing an increase of $2,624,000, or 167.5% compared with fiscal year 2008. The Company believes that this investment in advertising was the driving force that helped catapult its year-over-year net revenue growth.
As of September 30, 2009, the Company had cash of $3,798,000, an increase of $2,625,000 compared to cash of $1,173,000 at September 30, 2008. This increase in cash in 2009 is primarily due to net proceeds of $2,177,000 from a long-term convertible debt offering in October 2008 and $1,712,000 generated from operating activities during fiscal year 2009, partially offset by cash used to purchase a $500,000 certificate of deposit as security for a new credit line, $441,000 for purchases of property and equipment, and payments of $316,000 on debt and capital lease obligations.
Mr. Libratore, CEO, stated: “The Company has experienced tremendous growth over the past two years and, as a result, five consecutive profitable quarters while generating positive operating cash flows during fiscal year 2009. We believe we have built an infrastructure and business model that it is capable of generating a substantially higher sales volume at reduced levels of incremental cost. In an effort to continue our growth, we plan on accelerating our advertising efforts over the next twelve months to attract new customers and expand our operations to service our new and existing customers. The outlook for demand for our products and services is favorable, as there should be an increase in newly-diagnosed patients requiring the medical supplies that we provide. We expect our revenues to increase significantly over the next twelve months due to our advertising and marketing programs.”
Stay up-to-date with current events by visiting Liberator Medical’s website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com
About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2009 and 2008
(In thousands, except share and per share amounts)

	2009	2008
Assets
Current Assets
Cash	$3,798	$1,173
Restricted cash	500	—
Accounts receivable, net of allowance for doubtful accounts of $2,327 and $1,056, respectively	3,850	2,405
Prepaid expenses	59	321
Inventory, net of allowance for obsolete inventory of $110 and $50, respectively	902	786
Deferred advertising, current portion	2,016	770
Debt issuance costs, current portion	347	316
Other	77	2

Total Current Assets	11,549	5,773

Property and Equipment
Property and Equipment, net of accumulated depreciation of $1,021 and $715, respectively	1,041	816

Other Assets
Deferred advertising, net of current portion	1,739	660
Debt issuance costs, net of current portion	7	177
Deposits	123	100

Total Other Assets	1,869	937

Total Assets	$14,459	$7,526

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,089	$900
Accrued liabilities	716	290
Stockholder loan	1,515	1,665
Convertible notes payable, net of unamortized discount of $292 and $57, respectively	3,893	772
Capital lease obligations, current portion	80	51
Deferred rent liability, current portion	60	48

Total Current Liabilities	8,353	3,726

Long-Term Liabilities
Convertible notes payable, net of unamortized discount of $90 and $749, respectively	2,447	2,789
Capital lease obligations, net of current portion	70	82
Deferred rent liability, net of current portion	165	214

Total Long-Term Liabilities	2,682	3,085

Total Liabilities	11,035	6,811

Stockholders’ Equity
Common stock, $.001 par value, 200,000,000 shares authorized, 32,462,311 and 32,050,366 shares issued at September 30, 2009 and 2008, respectively	32	32
Additional paid-in capital	11,705	11,177
Accumulated deficit	(8,272)	(10,494)

	3,465	715
Less: Treasury stock, at cost (85,600 shares)	(41)	—

Total Stockholders’ Equity	3,424	715

Total Liabilities and Stockholders’ Equity	$14,459	$7,526

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
For the years ended September 30, 2009 and 2008 and for the nine months ended September 30, 2007
(In thousands, except per share amounts)

	2009	2008	2007
Sales	$25,818	$9,550	$2,250
Cost of Sales	9,050	3,439	951

Gross Profit	16,768	6,111	1,299

Operating Expenses
Payroll, taxes and benefits	5,406	2,685	1,365
Advertising	2,042	470	134
Bad debts	2,488	1,042	348
Depreciation	306	213	138
General and administrative	3,237	2,502	1,170

Total Operating Expenses	13,479	6,912	3,155

Income (Loss) from Operations	3,289	(801)	(1,856)

Other Income (Expense)
Forgiveness of debt	—	—	108
Loss on sale of assets	—	—	(3)
Interest Expense	(1,054)	(520)	(217)
Interest Income	19	12	—

Total Other Income (Expense)	(1,035)	(508)	(112)

Income (Loss) before Income Taxes	2,254	(1,309)	(1,968)

Provision for Income Taxes	32	—	—

Net Income (Loss)	$2,222	$(1,309)	$(1,968)

Basic earnings (loss) per share:
Weighted average shares outstanding	32,128	31,768	27,265
Earnings (loss) per share	$0.07	$(0.04)	$(0.07)

Diluted earnings (loss) per share:
Weighted average shares outstanding	43,620	31,768	27,265
Earnings (loss) per share	$0.06	$(0.04)	$(0.07)

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended September 30, 2009 and 2008 and for the nine months ended September 30, 2007
(In thousands)

	2009	2008	2007
Cash flow from operating activities
Net Income (Loss)	$2,222	$(1,309)	$(1,968)

Adjustments to reconcile net income (loss) to net cash provide by (used in) operating activities:
Depreciation and amortization	2,172	663	251
Equity based compensation	420	739	264
Bad debt expense	2,488	1,042	348
Non-cash interest related to convertible notes payable	701	233	—
Amortization of non-cash debt issuance costs	37	12	—
Inventory reserve	60	—	50
Loss on disposal of assets	—	—	3
Changes in operating assets and liabilities:
Accounts receivable	(3,933)	(2,963)	213
Prepaid expenses and other current assets	(119)	23	(64)
Inventory	(176)	(487)	9
Accounts payable	1,189	501	(97)
Accrued expenses	433	157	75
Deferred rent	(37)	(42)	10
Deferred advertising	(4,191)	(1,567)	(224)
Debt issuance costs	446	128	—

Net Cash Flows Provided by (Used in) Operating Activities	1,712	(2,870)	(1,130)

Cash flows from investing activities
Purchase of property and equipment	(441)	(222)	(18)
Purchase of certificates of deposit	(500)	—	—

Net Cash Flows Used in Investing Activities	(941)	(222)	(18)

Cash flows from financing activities
Proceeds from sale of stock	—	762	641
Broker commissions	—	(101)	(180)
Proceeds from the exercise of warrants	10	—	—
Proceeds from convertible notes payable and long-term debt	2,500	4,098	877
Debt issuance costs	(326)	(577)	—
Proceeds from employee stock purchase plan	27	—	—
Purchase of treasury stock	(41)	—	—
Payments of long-term debt and capital lease obligations	(316)	(94)	(137)

Net Cash Flows Provided by Financing Activities	1,854	4,088	1,201

Net increase in cash	2,625	996	53

Cash at beginning of period	1,173	177	124

Cash at end of period	$3,798	$1,173	$177

Supplemental disclosure of cash flow information:
Cash paid for interest	$319	$215	$194
Cash paid for income taxes	21	—	—

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$91	$79	$25
Common stock issued for interest expense	105	—	—
Common stock issued for conversion of debt	85	—	1,930

Contacts:
Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Institutional Investor Contact
Kristin Haugk
Littlebanc Advisors, LLC
561-948-1870
kh@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.